AMENDMENT NO. 1
                        TO THE TRANSFER AGENCY
                         AND SERVICE AGREEMENT


      This Amendment is made as of this 18th day of November, 1998 to the Transfer Agency and Service Agreement between The
Royce Fund  (the  Fund") and  State Street Bank and Trust
Company ( the "Bank") dated as of December 31, 1985 (the
"Agreement").

      WHEREAS, the Fund intends to establish a new series to be named Royce Select Fund ("Select Fund") whose transfer agency and service fees pursuant to the Agreement are intended by the Fund and Royce & Associates, Inc., Select Fund's investment adviser (the "Investment Adviser") to be paid by the Investment Adviser;

      WHEREAS, the Fund, the Investment Adviser, and the Bank desire to amend the Agreement to include provisions for the Investment Adviser to be solely responsible for the payment of Select Fund's transfer agency and service fees pursuant to the Agreement;

      WHEREAS, the Fund, the Investment Adviser, and the Bank desire that the Fund solely be responsible for the payment of the transfer agency and service fees pursuant to the Agreement for all other series on Schedule A of the Agreement, as may be amended from time to time, unless indicated otherwise by amendment to the Agreement;

     WHEREAS, Article 10 of the Agreement states that the Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Trustees of the Fund;
     NOW, THEREFORE, the parties agree as follows:

1. Pursuant to Article 8 of the Agreement entitled Additional Funds, the Fund and the Bank hereby agree to add Select Fund as a Series for which the Bank shall render transfer agency services under the terms of the Agreement as amended.

2.1 For Select Fund only, any reduction in fees made by the Bank if the cumulative net effect of "As-of" share transactions as described in Article 1.02(c) is negative shall be made to fees charged to the Investment Adviser. The Investment Adviser shall be responsible for reimbursing the Fund for the negative cumulative net effect if such fee reduction is made. At the Bank's option, the Bank may make a cash payment, which will be paid directly to the Fund, to reduce the negative cumulative net effect.

2.2 For Select Fund only, any positive cumulative net effect upon Select Fund shall be paid by the Fund to the Investment Adviser, who shall reimburse the Bank in the same way as the Fund would reimburse the Bank for all other Series pursuant to Article 1.02(c).

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3.   For  Select Fund only, the Investment Adviser, and not the
     Fund, shall be responsible for payment of all fees and expenses enumerated in Article 2 of the Agreement entitled Fees and Expenses. For all other Series of the Fund, such series shall be responsible for payment of such fees and expenses.

4.1  Article 4 of the Agreement entitled Representations and
     Warranties of the Fund, Section 4.01 is hereby deleted and replaced with the following:

       4.01 It is a business trust duly organized and existing and in good standing under the laws of Delaware.

4.2 The following is added to Article 4 of the Agreement, and the name of the Article is changed to "Representations and Warranties of the Fund and the Investment Adviser":

       The Investment Adviser represents and warrants to the Transfer Agent and the Fund that:

       4.06 It is a corporation duly organized and existing and in good standing under the laws of the State of New
             York.

       4.07 It is empowered under applicable laws and by its Charter and ByLaws to enter into and perform this Agreement.

       4.08 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5. For the Portfolio only, the Investment Adviser, and not the Fund, shall bear all expenses for the termination of this Agreement as enumerated in Article 7 of the Agreement entitled Termination of Agreement. For all other Series of the Fund, the Fund shall bear such expenses.

6. Except as provided in Section 9.03 of the Agreement, neither this Amendment nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties.

7.   In all other respects, the Agreement is confirmed.

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IN  WITNESS  WHEREOF, the parties hereto have caused this
Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

            	               THE ROYCE FUND


                               BY:   /s/ Dan O'Byrne
                                     Vice President

ATTEST:


/s/ John E. Denneen
Secretary


                               ROYCE & ASSOCIATES, INC.


                               BY:    /s/ Dan O'Byrne
                                      Vice President



ATTEST:


/s/ W. Whitney George
Vice President

                               STATE STREET BANK AND TRUST COMPANY



                               BY: /s/ Ronald E. Louge
                                   Executive Vice President

ATTEST:



/s/ David M. Elwood
Vice President